Exhibit 11.1

                       BROADVISION, INC. AND SUBSIDIARIES

               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS
                     (in thousands, except per share data)


                                                 Year Ended December 31,
                                           --------------------------------
                                             1997        1996        1995
                                           --------    --------    --------
Statement of operations data:
   Net Loss ............................   $ (7,373)   $(10,145)   $ (4,318)
                                           ========    ========    ========
Weighted average number of common shares
 used in computations ..................     20,208      18,815      11,976
Net loss per share .....................   $  (0.36)   $  (0.54)   $  (0.36)
                                           ========    ========    ========